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                                                                       EXHIBIT 1


                            ALLQUEST.COM CORPORATION
            (Holding Company for Allied Mortgage Capital Corporation)
                                1,400,000 Shares
                                  Common Stock
                           (par value $.01 per share)


                                AGENCY AGREEMENT


                                                               October ___, 1999


Choice Investments, Inc.
5900 Balcones Drive, Suite 110
Austin, Texas 78731

Gentlemen:

         Allquest.com Corporation, a Delaware corporation (the "Company") hereby confirms its agreement with Choice Investments ("Choice" or the "Agent" or "you") as follows:

         Section 1. The Offering. The Company is offering up to 1,400,000 shares of its Common Stock, no par value per share (the "Shares"), in an offering (the "Offering") first to the employees, officers and directors of the Company and its subsidiaries (the "Employees") and then to the general public. In accordance with the Plan and Agreement of Reorganization, there will be 4,000,000 shares of Common Stock outstanding prior to the Offering, and there is no active public market in the Common Stock. The shares of Common Stock are to be offered at the price per share (the "Purchase Price") set forth on the cover page of the Prospectus (as hereinafter defined). The Purchase Price may be changed by the Company after consultation with, and the consent of, the Agent, subject to such declaration of effectiveness of an amendment to the Prospectus by the Securities and Exchange Commission (the "SEC") as may be required. The Offering will commence on October __, 1999, and subscriptions from the Employees will be accepted until 4:00 p.m. C.S.T. on October 29, 1999 and subscriptions from the general public will be accepted until 4:00 p.m., C.S.T., on November 12, 1999, subject to the Company's right to extend the subscription period until March 15, 2000, or terminate the Offering prior to November 12, 1999, upon the sale of at least 1,000,000 shares (the "Expiration Date"). All purchases in the Offering will be subject to certain minimum and maximum purchase limitations and other terms and conditions, including the right of the Company, in its sole discretion, to reject orders in whole or in part.



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         Subject to the foregoing and the non-transferable priority right of the
Employees to subscribe for Common Stock prior to October 29, 1999, Choice shall have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for Shares for which they subscribe at any time prior to the Expiration Date.
Persons may subscribe for the Shares offered by completing, signing and delivering or mailing a subscription order form, substantially in the form attached as an exhibit to the Registration Statement (as defined hereinafter) together with payment in full for the number of Shares for which such person is subscribing by cashier's check, draft or wire transfer, payable in next day funds to Choice. All subscription funds will be deposited into a separate, interest-bearing account (the "Escrow Account") with Compass Bank, N.A. (the "Escrow Agent") until the Closing Date or termination of the Offering. No funds deposited into the Escrow Account(s) shall be released or disbursed to the Company until all of the conditions set forth in Section 9 of this Agreement shall have been fulfilled to the satisfaction of the Agent and its counsel. In accordance with Rule 15(c) of the Securities Exchange Act of 1934, as amended, any funds received by the Agent as payment for the Shares will be forwarded to the Escrow Agent by noon of the day following receipt. The Company, the Agent and the Escrow Agent will, prior to the beginning of the offering of the Shares, enter into a subscription escrow agreement in a form satisfactory to the parties. The parties mutually agree to faithfully perform their obligations under the subscription escrow agreement. The Company and Agent hereby acknowledge and agree that only personnel employed by the Agent, and such other personnel as are assigned for specific purposes or services contemplated by this Agreement to be performed by the Agent, will be involved in providing the services described herein.

         Concurrently with, or as soon as practicable after the execution of the Agreement, the Company will deliver to Choice copies of the Prospectus to be used in the Offering. Concurrently with or as soon as practicable after the execution of the Agreement, but in any event prior to the commencement of the Offering, the Company will cause to be delivered to Choice a Blue Sky Survey setting forth the jurisdictions in which the Shares may be offered and sold and the number of Shares that may be offered and sold in each such jurisdiction.

The Company agrees and acknowledges that the Agent may utilize its broker network in the Offering to distribute the Shares, on a "best efforts" basis, and other broker/dealers which are members of the National Association of Securities Dealers, Inc. (the "NASD") pursuant to the terms and conditions of a Selected Dealers' Agreement between the Agent and such broker/dealers, the form of which is attached hereto as Exhibit "A". The Agent hereby agrees that prior to utilizing its other broker/dealers, the Agent will consult with the Company regarding its determination and will not take any action in this regard which is not approved in writing by the Company.

         The Company has filed with the SEC a registration statement on Form SB-2 (File No. _________) containing a prospectus relating to the Offering for the registration of the Shares under the Securities Act of 1933 (the "1933 Act"), and has filed such amendments thereof and such amended prospectuses as may have been required to the date hereof. Such Registration Statement, including any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments, is herein called the



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"Registration Statement." The prospectus, as amended, on file with the SEC at the time the Registration Statement initially became effective is hereinafter called the "Prospectus," except that if any prospectus is filed by the Company pursuant to Rule 430A or Rule 424(b) or (c) of the rules and regulations of the SEC under the 1933 Act (the "1933 Act Regulations") differing from the prospectus on file at the time the Registration Statement initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 430A or Rule 424(b) or (c) from and after the time said prospectus is filed with the SEC.

         Section 2. Appointment of the Agent. Subject to the terms and conditions of this Agreement, the Company hereby appoints Choice as its marketing agent, to utilize its best efforts to (i) assist the Company in establishing the transaction structure, reviewing the Prospectus, and preparing marketing materials in connection with the Offering; (ii) assist the Company in preparing applications to regulatory agencies and participate with the Company in discussions and negotiations with regulatory agencies; (iii) as financial advisor and marketing agent, manage the placement of the Company's Common Stock pursuant to the Offering; (iv) to the extent necessary, respond to non-routine questions of a financial or investment nature; and (v) solicit subscriptions for the Shares and advise the Company in connection with the Offering. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, Choice accepts such appointment and agrees to consult with and advise the Company as to the matters set forth herein and in the letter agreement ("Letter Agreement"), dated January 6, 1999, between the Company and Choice , a copy of which is attached hereto as Exhibit "B". The Agent agrees to use its best efforts, as agent for the Company, to sell the shares subject to the terms and conditions set forth in this Agreement. It is acknowledged by the Company that Choice shall not be required to purchase any Shares and shall not be obligated to take any action which is inconsistent with applicable laws, regulations, decisions or orders.

         The obligations of the Agent pursuant to this Agreement shall terminate upon the completion or termination or abandonment of the Offering, but in no event later than December 31, 1999 (the "End Date"). All fees or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Company and the Agent may mutually agree to renew this Agreement under mutually acceptable terms.

         In the event the Company is unable to sell a minimum of 1,000,000 Shares within the period herein provided, this Agreement shall terminate, and the Company shall refund to any persons who have subscribed for any of the shares of Common Stock the full amount which it may have received from them plus accrued interest as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 3, 10, 11, 12, 20, 25 and 27 hereof. In the event of over-subscription in the Offering, the Shares will be allocated by the Agent in accordance with the terms of the Prospectus.

         In the event the Offering is terminated for any reason not attributable to the action or inaction of Choice, the Agent shall be paid the fees due to the date of such termination, abandonment or amendment pursuant to Section 3(a) below and reimbursement for reasonable



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legal fees and out-of-pocket expenses incurred in connection with the provision of services contemplated by this Agreement upon such termination, abandonment or amendment within five days of such event.

         Section 3. Fees. In addition to the expenses specified in Sections 7 and 8 hereof, as compensation for the Agent's services under this Agreement, the Company will pay the following fees and provide the following warrants to the
Agent:

                  (a) A non-refundable initial financial advisory fee of $25,000 payable in two installments: the first installment of $15,000 was paid on the execution of the Letter Agreement and the second installment of $10,000 is payable upon the distribution of the Prospectuses.

                  (b) A commission equal to 6% of the aggregate actual purchase price of the securities sold in the Offering. In the event that a syndicate of selected broker-dealers are used to assist in the Offering, the Agent will allocate to such selected broker-dealers who assist in the Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected through selected broker-dealers other than the Agent shall be transmitted by the Agent to such selected broker-dealer. The decision to utilize selected broker-dealers will be made by the Company with consent of the Agent.

                  (c) Subject to the sale of 1,000,000 shares of the Common Stock in connection with the Offering, upon termination of the Offering, the Company will sell to Choice Common Stock Purchase Warrants (the "Warrants"), for a purchase price of $.01 per Warrant Share (the "Warrant Shares"), entitling Choice to purchase one share of the Company's Common Stock for each ten shares of the Company's Common Stock sold in the Offering. The Warrants shall be non-exercisable for a period of 12 months following the date of the Prospectus. However, if the Company merges or reorganizes in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. Also, the Warrants will contain proportionate adjustment provisions for splits, dividends, recapitalizations and distributions of the Company's Common Stock. The Warrants will be exercisable for a period of four years, such period to commence 12 months after the date of the Prospectus used in this Offering and if the Warrants are not exercised during the term, they shall by their terms automatically expire. The exercise price of the Warrants shall be 120% of the Actual Purchase Price. The Company will set aside and at all times have available a sufficient number of shares of its Common Stock to be issued upon the exercise of the Warrants to be sold to Choice. The Warrants will not be transferable to anyone for a period of 12 months after the date of the Prospectus.

         Section 4. Closing. If at least the minimum number of Shares required to be sold in the Offering are subscribed for at the completion of the Offering, the Company agrees on the Closing Date to issue the Shares which have been subscribed for against payment therefor from the aforesaid Escrow Account maintained for the benefit of the subscribers with the Escrow Agent and to deliver certificates evidencing ownership of such Shares in such authorized denominations and registered in such names as indicated on the Stock Order Forms directly to the purchasers thereof as promptly as practicable after the Closing Date. In addition, a closing shall be held at the offices



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of Selman & Munson, P.C., or at such other place as shall be agreed upon between the Company and the Agent, as of the close of business on a business day to be selected by the Agent, which business day shall be no less than two business days following the giving of prior notice to the Company and no more than five business days after the Shares have been sold or at such other time as shall be agreed upon between the Company and the Agent. The Company shall notify the Agent by telephone, confirmed in writing, when funds shall have been received for all Shares. At the closing, the Company shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 3, 9 and 10 hereof, and the Warrants and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus. The hour and date upon which the Company shall release for delivery all Shares, in accordance with the terms hereof, are referred to herein as the "Closing Date."

         Section 5. Representations and Warranties of Company. In order to induce the Agent to enter into this Agreement, the Company represents and warrants to, and agrees with, the Agent that:

                  (a) The Company has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. The consummation of the Offering, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and is legal, valid and binding on it, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights and to general equity principles, and except as the obligations of the Company under the indemnification and contribution provisions hereof may be limited by public policy under certain circumstances.

                  (b) A Registration Statement on Form SB-2 (Registration No. ___________) with respect to the Shares has been prepared by the Company in conformity with the requirements of the Act and the SEC Rules and Regulations, has been filed with the SEC and has been declared effective by the SEC. At the time the Registration Statement became effective, and at all times subsequent thereto up to the Closing Date, the Registration Statement and the Prospectus, including any amendments or supplements thereto, contained and will contain all statements that are required to be stated therein in accordance with the Act and the SEC Rules and Regulations and conformed and will conform in all material respects to the requirements of the Act and the SEC Rules and Regulations. The Registration Statement, the Prospectus, any Blue Sky Application or any Sales Information (as such term is defined in Section 10 hereof), including any amendments or supplements thereto, did not contain or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this subsection shall apply to



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statements in or omissions from any preliminary Prospectus, the Prospectus, the
Registration Statement or any conformity or supplement made in reliance upon and in conformity with information made in reliance upon and in conformity with information furnished to the Company in writing by the Agent expressly for use therein. Without limiting the generality of the foregoing, all fees, whether of finder's, originators, underwriters or otherwise required to be disclosed in the Prospectus have been disclosed; all legal or governmental proceedings pending or threatened involving the Company and required to be disclosed in the Prospectus have been disclosed; and all contracts, agreements or other documents of a character required to be described or referred to therein have been disclosed in the Prospectus. All contracts, agreements and other documents described or referred to in the Prospectus, to which the Company is a party, or by which it or its properties are bound or committed are, unless otherwise disclosed therein, in full force and effect; the descriptions thereof or references thereto are correct in all material respects; and no default exists in the due performance or observance of any obligations, agreements or other document so described or referred to therein, unless otherwise disclosed therein. As of the Closing Date, the Company will have satisfied the conditions precedent to their consummation of the Offering in accordance with all applicable laws, regulations, decisions and orders.

                  (c) Neither the SEC nor any state authority nor any court or other governmental agency or body has, by order or otherwise, prevented or suspended the use of the Prospectus or the offer or sale of the Shares, or to the best knowledge of the Company, is any such action threatened.

                  (d) KPMG, LLP, which has expressed its opinion with respect to certain of the financial statements and schedules filed as part of the Prospectus and included in the Registration Statement, is, with respect to the Company's subsidiary, Allied Mortgage Capital Corporation ("Allied"), an independent certified public accountant within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

                  (e) The financial statements and schedule(s) of Allied and notes related thereto included in the Registration Statement and which are part of the Prospectus present fairly the financial condition of Allied as of the dates indicated and the results of their operations for the periods specified and comply as to form in all material respects with the applicable accounting requirements. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved. The tables and any other financial and numerical data in the Prospectus fairly present in all material respects the information purported to be shown thereby at the respective dates thereof and for the respective periods covered thereby and were prepared on a basis consistent with the audited financial statements of Allied.

                  (f) Since the respective dates as of which information is given in the Prospectus, except as may otherwise be stated therein, (i) there has not been any material adverse change in the condition of the Company or Allied, financial or otherwise, or in the results of operations, earnings, affairs or business prospects of the Company or Allied, whether or not arising from transactions in the ordinary course of business; (ii) there have not been any material transactions entered into by the Company or Allied, other than those in the ordinary course of



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business; (iii) there has not been any material increase in the long-term debt of the Company or Allied; (iv) there has not been any material adverse change in the aggregate dollar amount of the Company's or Allied's surplus or reserves;
(v) there has been no material adverse change in the Company's or Allied's relationship with its insurance carriers; (vi) there has been no material change in management of the Company or Allied; and (vii) there has been no material increase in the Company's or Allied's liability for borrowed money.

                  (g) The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as described in the Prospectus. The Company has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except where the failure to do so would not individually or in the aggregate have a material adverse effect on the business, prospects, results of operation or general affairs of the Company; all such licenses, permits and other governmental authorizations are in full force and effect, and the Company is in all material respects complying therewith. The Company is not required to qualify as a foreign corporation in any other jurisdiction in which the failure to qualify would have a material adverse impact on the conduct of the Company's business as described in the Prospectus.

                  (h) The authorized, issued and outstanding equity capital of the Company is as set forth in the Prospectus under the caption "Capitalization"; no shares of Common Stock or Preferred Stock or other equity securities have been or will be issued and outstanding prior to the Closing Date; the Shares offered in the Offering have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the terms in the Prospectus against payment of the consideration as set forth in the Prospectus, will be duly and validly issued and fully paid and nonassessable; and the Common Stock conforms to the description thereof contained in the Prospectus. There are no pre-emptive rights or other rights to subscribe for or to purchase, or, except as set forth in the Articles of Incorporation and Bylaws of the Company, any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company's Articles of Incorporation, Bylaws or other governing documents or any agreement or other instrument to which the Company is a party or by which it is bound. Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock. The certificates used to evidence the Shares are in due and proper form.

                  (i) The Company has three subsidiaries, including Allied. Upon the Closing, the Company will own, directly or indirectly, all of the issued and outstanding capital stock of the Subsidiaries, free and clear of any lien, charge or encumbrance and there are no outstanding warrants, rights or options to acquire or instruments convertible into, or exchangeable for any shares of capital stock or other equity interest in Allied.

                  (j) The Company is not in violation of its Articles of Incorporation, Bylaws or other corporate governing documents. The Company is not in violation of or in default, and no event has occurred which with notice of lapse of time, or both, would constitute default on the part



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of the Company in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, lease, loan agreement, mortgage, note, indenture or other material instrument to which it is a party or by which it or its assets are bound, which default in any individual case or in the aggregate would have a material adverse effect on the business, prospects, general affairs, operations or financial condition of the Company, and the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of, or default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets of the Company pursuant to the Articles of Incorporation or Bylaws of the Company or any material obligation, agreement, contract, franchise, license, lease, indenture, note, mortgage loan agreement or other material instrument to which it is a party or in which it has a beneficial interest in, or by which it may be bound, or materially violate or conflict with any law, administrative regulation or administrative or court decree. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except such as has been obtained and except for approval of the SEC, compliance with the Act, the state securities laws ("Blue Sky Laws") applicable to the Offering of the Shares and the clearance of such offering with the NASD and the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

                  (k) The Company and Allied each have good and marketable title to all its properties and assets material to its business and to those properties and assets described in the Prospectus as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Prospectus or are individually or in the aggregate are not materially significant or important in relation to the business of the Company; and all of the leases and subleases material to the business of Allied under which Allied holds properties, including those described in the Prospectus, are valid and binding leases and subleases in full force and effect.

                  (l) The Company is not subject to nor in violation of any directive from the State of Delaware or any other governmental authority to make any material change in the method of conducting its business or affairs; the Company has conducted and is conducting its business to comply in all material respects with all applicable statutes and regulations and, except as set forth in the Prospectus, there is, to the knowledge of the Company, no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or threatened which may materially and adversely affect the performance of this Agreement or the consummation of the transactions herein contemplated or which may result in any material adverse change in the condition (financial or otherwise), business, operations general affairs or prospects of the Company, or which would materially affect any of its properties and assets. The Company is in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations thereunder.



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                  (m) The Warrants (as defined in paragraph 3 hereof) and
Warrant Shares (as defined in paragraph 3 hereof) have been duly and validly authorized and, when issued and delivered against payment as provided in this Agreement, will be validly issued, fully paid and nonassessable. The Warrant Shares, upon issuance, will not be subject to the preemptive rights of any shareholders of the Company. The Warrants, when sold and delivered, will constitute valid and binding obligations of the Company enforceable in accordance with their terms. A sufficient number of shares of Common Stock have been reserved for issuance upon exercise of the Warrants. The Warrant Shares and Warrants will conform to all statements in the Registration Statement and Prospectus. Upon delivery of and payment for the Warrants to be sold by the Company as set forth in this Agreement, the Agent and its designees will receive good and marketable title thereto, free and clear of all liens, encumbrances, charges and claims except those created by, through or under the Agent and except restrictions on transfer arising under federal and state securities laws and their rules and regulations. The Company will have on the Closing Date and at the time of delivery of such Warrants full legal right and power and all authorization and approval required by law to sell, transfer and deliver such Warrants in the manner provided hereunder.

                  (n) All documents delivered or to be delivered by the Company or their representatives in connection with the issuance and sale of the Shares or in connection with the Agent's exercise of due diligence, except for those documents which were prepared by parties other than the Company or its representatives, to the knowledge of the Company, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

                  (o) The Company and Allied have each filed all required federal, state and foreign income, sales and franchise tax returns and has paid all taxes shown as due and payable thereon except where permitted to be extended; neither the Company nor Allied have any knowledge of any tax deficiency which has been asserted or threatened against the Company or Allied which could materially and adversely affect the business or operations or properties of the Company.

                  (p) Appropriate arrangements have been made for placing the funds received from subscriptions for shares in special interest-bearing accounts with the Escrow Agent until all shares are sold and paid for, with provision for refund to the purchasers in the event that the closing of the Shares is not completed for whatever reason or for delivery to the Company if all Shares are sold.

                  (q) The Company has complied or will comply in all material respects with each and every undertaking or commitment made by them under the Blue Sky Laws, including, without limitation, each and every undertaking or commitment made in connection with the Offering. The Company has obtained a CUSIP number for its Common Stock and the Company has used its best efforts to qualify the Shares for offering in every state reasonably designated by the Agent. The materials previously filed or filed after the date hereof with any state do not and will not contain any untrue statements of material fact nor are there or will there be any omissions



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of material facts required to be stated therein or that are necessary to make the statements therein not misleading.

                  (r) No relationship, direct or indirect, exists between the Company, on the one hand, and the directors or officers of the Company, on the other hand, which is required to be described in the Prospectus and which is not so described.

                  (s) The Company has not: (i) placed any securities within the last 18 months; (ii) had any material dealings with any member of the NASD or any person related to or associated with such member, other than discussions and meetings relating to the proposed Offering and routine purchases and sales of U.S. Government and agency securities and other assets; (iii) entered into a financial or management consulting agreement except as contemplated hereunder and except for the engagement letter with the Agent attached hereto as Exhibit "B"; or (iv) engaged any intermediary between the Agent and the Company in connection with the offering of Common Stock, and no person is being compensated in any manner for such service.

         Any certificate signed by any officers of the Company and delivered to the Agent or to the Agent's counsel shall be deemed a representation and warranty of the Company to the Agent as to the matters covered thereby. Any certificate delivered by the Company to their counsel for purposes of enabling such counsel to render the opinions referred to in Section 9(e) will also be furnished to the Agent and its counsel and shall be deemed to be additional representations and warranties by the Company to the Agent as to the matters covered thereby and the Agent and its counsel are entitled to rely thereon.

         Section 6.  Representations and Warranties of Choice.

                  (a) Choice is a corporation established in 1983 and is validly existing in good standing under the laws of the State of Texas with full power and authority to provide the services to be furnished to the Company hereunder.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Choice, and this Agreement has been duly and validly executed and delivered by Choice and is a legal, valid and binding agreement of Choice, enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (c) Each of Choice and its employees, agents and representatives who shall perform any of the services hereunder shall be duly authorized and empowered, and shall have all licenses, approvals and permits necessary to perform such services.



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                  (d) The execution and delivery of this Agreement by Choice, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, the articles of incorporation of Choice or any material agreement, indenture or other instrument to which Choice is a party or by which it or its property is bound.

                  (e) No approval of any regulatory or supervisory or other public authority is required in connection with Choice's execution and delivery of this Agreement or the performance of its terms, except as may have been received.

                  (f) There is no suit or proceeding or charge or action before or by any court, regulatory authority or government agency or body or, to the knowledge of Choice, pending or threatened, which might materially adversely affect Choice's performance of this Agreement.

         Section 7. Agreements of the Company. The Company hereby agrees with the Agent that:

                  (a) The Company will use its best efforts to cause the Registration Statement to be declared effective by the SEC. The Company will notify the Agent immediately and confirm the notice in writing thereto (i) of any request by or the receipt of any comments from the SEC with respect to the transactions contemplated by this Agreement; (ii) of any request by or any comments or other communications received from the SEC and any request by the SEC for any amendment or supplement to the Registration Statement or the Prospectus, or for additional information with respect to the transactions contemplated therein or by the Offering; and (iii) of the issuance by the SEC or any court or governmental agency or body of any stop order or other order suspending or enjoining the effectiveness or approval of the Registration Statement, the Prospectus or the Offering or of the institution of any proceedings for that purpose or of any notification of the suspension of qualification of the Shares in any jurisdiction or the initiation or threatening of any proceeding for that purpose or the threat of any such action. The Company will make every reasonable effort to prevent the issuance by the SEC and any court or governmental agency or body of any stop order or other such order, or request for amendment or additional information or the commencement of any proceeding and, if any such order, request or proceeding shall at any time be issued or commenced, to obtain the lifting thereof, to respond thereto or to obtain the termination thereof at the earliest possible moment.

                  (b) The Company will deliver to the Agent, without charge, from time to time such number of copies of the Prospectus and related documents (as amended or supplemented), as the Agent may reasonably request. The Company authorizes the Agent, subject to all requirements of applicable law, to use the Prospectus (as the same may be amended or supplemented) in connection with the sale of the Shares.

                  (c) The Company will deliver to the Agent at least two complete copies (including exhibits) of its Registration Statement on Form SB-2 as originally filed with the SEC and of each amendment thereto.

                  (d) The Company will comply, at its own expense, with all requirements imposed upon it by the SEC and by the Act, the Exchange Act and the SEC Rules and Regulations, including, without limitation, Rules 10b-5 and 10b-6 under the Exchange Act, in each case as from time to time in effect, so far as necessary to permit the continuance of offers, sales or dealings in Shares during such period in accordance with the provisions hereof and the Prospectus.

                  (e) If, at any time during the period when the Prospectus is required by law to be delivered, any event occurs as a result of which, in the opinion of counsel to the Company or the Agent, the Prospectus, including any amendments or supplements, would contain an untrue statement of a material fact, or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary in the opinion of counsel to the Company or the Agent at any time to amend or supplement the Prospectus, including any amendments or supplements to comply with the Act and all other laws, the Company, as appropriate, will promptly advise the Agent thereof and will promptly prepare and file with the SEC and any other authority with jurisdiction an amendment or supplement.

                  (f) The Company will not acquire any shares of Common Stock or Preferred Stock prior to the Closing Date.

                  (g) During the period of three years after the date of the Prospectus, the Company will furnish to the Agent (i) as soon as practicable after the end of each fiscal year, the annual report of the Company containing the balance sheet of the Company as of the close of such fiscal year and corresponding statements of income, stockholders' equity and changes in financial position for the year then ended, such financial statements to be certified by independent public accountants; (ii) as soon as practicable after the end of each fiscal quarter (other than the last quarter of each fiscal year), an unaudited balance sheet and statements of income, stockholders' equity and changes in financial position of the Company as at the end of and for such quarter; (iii) as soon as available, a copy of each proxy statement, financial statement and periodic and special reports of the Company mailed to holders of any class of its securities registered under Section 12 of the Exchange Act;
(iv) as soon as practicable after the filing thereof, of each report or other statement or document filed by the Company with the SEC or other regulatory agency or with any national securities exchange or quotation system on which any securities of the Company may be listed or quoted; and (v) from time to time, such other information concerning the Company as the Agent may reasonably request.

                  (h) The Company will comply or cause to be complied with the conditions to the obligations specified in Section 11 hereof.

                  (i) The Company shall promptly prepare and file with the SEC, from time to time, such reports as may be required to be filed by the SEC Rules and Regulations, including, without limitation, reports with respect to the sale of the Shares and the application of the proceeds thereof as may be required in accordance with Rule 463 under the Act.

                  (j) The Company shall comply in all material respects with the undertaking given by the Company in connection with the qualification of the Shares for offering and sale under the Blue Sky Laws.

                  (k) The Company shall use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption "Use of Proceeds."

                  (l) The Company will not, for a period of 120 days after the date hereof, without the prior written consent of the Agent, offer for sale, sell or issue, contract to sell or otherwise dispose of, any shares of, or any securities convertible into or exercisable for, issued pursuant to the Offering or sell or grant any options, rights or warrants with respect to shares of Common Stock (other than the grant of options pursuant to the Warrants.

                  (m) Other than as permitted by applicable law, the Company will not distribute any Prospectus or other offering material in connection with the subject offering and sale of the Shares.

                  (n) To the extent required by law or applicable rules and regulations, the Company will promptly take all steps necessary to register its class of Common Stock under Section 12(g) of the Exchange Act to ensure that it maintains the registration of the Common Stock under Section 12(g) of the Exchange Act. The Company shall maintain the effectiveness of such registration for not less than five years.

                  (o) The Company will qualify the Shares under the Blue Sky Laws of such jurisdictions as the Agent may reasonably request to make such applications, file such consents to service of process or other documents and furnish such other information as may be reasonably requested for that purpose and to comply with such laws so as to permit the continuance of sales and dealings in which jurisdictions for as long a period as the Agent may reasonably request. The Company will notify the Agent immediately of, and confirm in writing, the suspension of qualification of the Shares or the threat of such action in any jurisdiction. In each jurisdiction where any of the Shares shall have been qualified as provided above, the Company will make and file such statements and reports as are required by, or in the future may be required by, the laws of such jurisdiction.

                  (p) The Company agrees to cause the stock certificates of all of the current shareholders of the Company and of any future officers or directors of the Company to be clearly legended as being restricted against transfer without compliance with the Act and to cause the Company's transfer agent to put stop transfer instructions against such stock certificates.

                  (q) At the Closing Date, the Company will have completed the Offering in all material respects as described in the Prospectus and in accordance with all applicable laws, regulations, decisions and orders of the SEC and state securities authorities.

                  (r) The Company will maintain appropriate arrangements with the Escrow Agent for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Offering in an account bearing interest at the rate, if any, described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Company's obligation to refund payments received from persons subscribing for or ordering Shares in the Offering as described in the Prospectus or until refunds of such funds have been made to the persons entitled thereto as described in the Prospectus.

                  (s) The Company will use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Shares, and
(ii) obtain approval for and maintain quotation of the shares on the Small-Cap Market of the NASDAQ system effective on or prior to the Closing Date. The Company will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the NASD "Interpretation With Respect to Free Riding and Withholding."

                  (t) The Company will conduct its business in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the SEC.

                  (u) The Company shall not deliver the Shares until it has satisfied or caused to be satisfied in all material respects each and every condition set forth in Section 11 hereof unless such condition is waived in writing by the Agent.

         Section 8. Covenants of Choice. Choice hereby covenants with the Company as follows:

                  (a) During the period when the Prospectus is used, Choice will comply, in all material respects and at its own expense, with all requirements imposed upon it, to the extent applicable, by the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder and state blue sky laws and regulations applicable to Choice; Choice will distribute the Prospectuses or offering materials in connection with the sales of the Shares only in accordance with the 1933 Act and the rules and regulations promulgated thereunder.

                  (b) Choice shall assist the Escrow Agent in maintaining arrangements for the deposit of funds and the making of refunds, as appropriate.

         Section 9. Payment of Expenses of the Company. Subject to the provisions of Section 10 below, whether or not the transactions contemplated hereunder are consummated or this Agreement becomes effective or is terminated for any reason, the Company will pay all costs and expenses incident to the performance of its obligations hereunder, including, without limiting the generality of the foregoing:

                  (a) All fees and expenses of the accountants and counsel of the Company, all costs and expenses incurred in connection with the preparation, printing, filing and distribution, including costs of shipping and mailing, of the Registration Statement and the Prospectus and all amendments and supplements thereto and other documents in connection with the transactions contemplated by this Agreement and the Prospectus (including all exhibits and financial statements) (and all agreements and supplements provided for therein and in this Agreement and the preliminary and supplemental Blue Sky Memoranda).

                  (b) All registration fees and expenses, including, without limitation, legal fees and disbursements of the Company's counsel incurred in connection with qualifying or registering all or any part of the Shares for offer and sale under the Blue Sky Laws.

                  (c) All fees and expenses of the transfer agent and any special agents appointed for the transfer of the Shares, preparation, printing, issuance and delivery of the certificates representing Shares, all stock issue and transfer taxes, if any, with respect to the sale and delivery of the Shares and all fees of the NASD.

         The Company shall reimburse the Agent pursuant to the procedures set forth in Section 10 for any expense provided in (a) through (c) above which, in the first instance, was paid by the Agent.

         Section 10. Reimbursement of Agent's Expenses. Except for the reimbursement provided herein, the Agent will pay its own costs and expenses incurred in connection with the performance of this Agreement and the transactions contemplated hereunder, including the fees and disbursements of its counsel, marketing expenses and due diligence expenses. The Company shall reimburse the Agent for (i) the fees and disbursements of its counsel (up to a maximum of $25,000.00 for legal fees, including out-of-pocket expenses for travel and other disbursements of counsel), and (ii) its reasonable expenses in an amount not to exceed $10,000 (exclusive of legal fees and expenses of Agent's counsel) which shall be paid within five days of receipt by the Company of an itemized bill summarizing such expenses since the date of the last bill, if any, to the date of the current bill. To the extent not previously paid, full payment of the Agent's expenses shall be made in next day funds on the Closing Date provided that the Company shall have received an itemized bill summarizing any unreimbursed expenses at least two days before the Closing Date or on such later date if the Company shall have received an itemized bill summarizing any unreimbursed expenses at least two days before such date or, if the Offering is not completed and is abandoned or terminated for any reason, within five days of receipt by the Company of a reasonable accounting from the Agent of its expenses.

         The Company may request, and the Agent agrees to provide, copies of documentary evidence of all expenses of $25.00 or more for which Agent seeks reimbursement, such as receipts or paid bills, that state information to establish the amount, date, place and essential character of the expenditure. Subject to the provisions of this Section 10, in the event the Offering for any reason is not closed, the Company will reimburse the Agent for its actual accountable expenses, including reasonable legal fees and expenses.

         Section 11. Conditions to the Obligations of the Agent and the Release of Shares. The issuance and sale of the Shares, the delivery of certificates in respect thereof, and the obligations of the Agent hereunder shall be subject to the accuracy in all material respects of the representations and warranties on the part of the Company herein set forth as of the date hereof and as of the Closing Date to the accuracy in all material respects of the statements of the officers of the Company made pursuant to the provisions hereof and to the performance in all material respects by the Company's obligations hereunder.

         The issuance and sale of the Shares, the delivery of certificates in respect thereof, and the obligations of the Agent on the Closing Date shall also be subject to the following additional conditions (which are solely for the Agent's benefit), unless waived in writing by the Agent:

                  (a) The Registration Statement shall have been declared effective by the SEC; prior to the Closing Date, no stop order or such other order suspending the offering or the effectiveness of the Registration Statement or the effectiveness of the Prospectus shall have been issued or proceedings therefor instituted, initiated or threatened by the SEC or any court or governmental agency or body and any request of the SEC or any other governmental agency or body for inclusion of additional information in the Registration Statement, or otherwise, shall have been complied with. The NASD, upon review of the terms of this Agreement, shall not have objected to the Agent's performance of its obligations hereunder or the terms set forth.

                  (b) The Agent shall not have advised the Company in writing that the Registration Statement or the Prospectus or any amendment or supplement thereto contains an untrue statement of fact, which is material or omits to state a fact which is material and is required to be stated therein or necessary to make the statements therein not misleading.

                  (c) The Agent shall have received on the Closing Date certificates on behalf of the Company, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, in form and substance reasonably satisfactory to the Agent's counsel, to the effect that (i) the signers of each of such certificates have carefully examined the Registration Statement and the Prospectus and that, in their opinion, at the time the Registration Statement and the Prospectus became effective, neither the Registration Statement nor the Prospectus contained any untrue statement of a material fact or omitted to state any material fact required to or stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) since the respective effective or approval dates of the Registration Statement and the Prospectus, no event has occurred which should have been set forth in an amendment of or supplement to the Registration Statement or the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties, prospects or affairs of the Company and, the conditions set forth in this Section 11 have been satisfied; (iii) and to the further effect that the Company has performed all agreements and has satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date and will comply with all obligations to be satisfied by them after the Offering; (iv) that all the representations and warranties contained in
Section 5 hereof are true and correct on and as of the Closing Date, with the same force and effect as though expressly made on the Closing Date; (v) no stop order suspending the effectiveness of the Registration Statement has been initiated or threatened by the SEC or any state authority; and (vi) no order suspending the Offering or the effectiveness of the Prospectus has been issued and no proceedings for that purpose have been initiated or to the best of their knowledge threatened by the SEC or any state authority.

                  (d) The Shares shall have been qualified or be exempt from qualification under the Blue Sky Laws of such states as shall have been identified by the Company. The Company shall have obtained approval for and shall have in place an arrangement for the quotation of the Shares on the Small-Cap Market of the NASDAQ system.

                  (e) The Agent shall have received on the Closing Date an opinion of Selman & Munson, P.C., counsel for the Company, dated as of the Closing Date, addressed to the Agent, substantially to the effect as set forth in Exhibit "C" hereto.

                  (f) At the time this Agreement is executed and also on the Closing Date, there shall be delivered to the Agent a letter addressed to the Agent, from KPMG, LLP, independent accountant, the first one to be dated ___________, 1999, the second one to be dated the Closing Date, substantially identical in form and substance to the unsigned form of letter heretofore submitted to and approved by the Agent, and which shall contain information as of a date within five business days of the date of such letter.

                  (g) Such further certificates, documents and opinions as the Agent may reasonably request from the Company (including certificates of officers of the Company) shall have been furnished by the Company.

                  (h) The Agent's counsel shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings and in order to evidence the accuracy or completeness of any of the representations or warranties or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with the sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Agent and its counsel; provided, any objection by such counsel to the foregoing shall be made by written advice to this effect from the Agent accompanied by a written opinion of Jack W. Ledbetter & Associates setting forth such objections.

                  (i) The representations and warranties of the Company contained herein shall be true and correct on the date of this Agreement and on and as of the Closing Date; the Company shall have performed all covenants and agreements contained herein to be performed on its part at or prior to such Closing Date.

                  (j) The Company shall have not have sustained, since the date of the latest financial statements included in the Registration Statement, any material loss or interference with its business, or from any labor dispute or any court or legislative or other governmental action, order or decree, that is not set forth in the Prospectus. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any change in the long-term debt of the Company, or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company, otherwise than as set forth or contemplated in the Registration Statement and Prospectus, the effect of which, in any such case described above sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

                  (k) Prior to and at the Closing Date: (i) there shall have been no material adverse change in the condition, financial or otherwise, or in the earnings, the business affairs or business prospects of the Company or Allied from that as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Company or Allied from the latest date as of which the financial condition of the Company is set forth in the Prospectus other than transactions referred to or contemplated therein; (iii) neither the Company nor Allied shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness which default would have a material adverse effect on the Company; (iv) no action, suit or proceedings, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Company or Allied, threatened against the Company or Allied or affecting any of their properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the business, operations, financial condition or income of the Company; and (v) the Shares shall have been qualified or registered for offering and sale under the securities or Blue Sky Laws of the jurisdiction as the Company shall have agreed.

                  (l) At or prior to the Closing Date, the Agent shall receive
(i) a copy of the order from the SEC declaring the Registration Statement effective, and (ii) a certificate of good standing from the State of Delaware evidencing the good standing and existence of the Company.

                  (m) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the NASDAQ system, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the SEC or any other governmental authority; or (ii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war if the effect of any such event specified in this clause (iii) makes it impracticable or inadvisable to proceed with the Offering or the delivery of the shares on the terms and in the manner contemplated in the Registration Statement.

                  (n) On the Effective Date and on the Closing Date, the Agent shall have received from the Company's legal counsel a Blue Sky Memorandum setting forth the states in which the Shares may be sold and the number of Shares that may be sold in each such state.

         If any of the material conditions specified in this Section 11 shall not have been fulfilled when and as required by this Agreement, this Agreement and all of the Agent's obligations hereunder may be canceled by the Agent by notifying the Company of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 9, 10 and 11 hereof. Notwithstanding the above, if this Agreement is canceled pursuant to this paragraph, the Company agrees to reimburse the Agent for all of the Agent's expenses (including without limitation the fees and expenses of the Agent's counsel) subject to the applicable provisions of Sections 3 and 10 hereof.

                  Section 12.  Indemnification and Contribution.

                  (a) The Company hereby agrees (i) to indemnify and hold harmless the Agent, each of its directors, officers, other employees and agents and any person who controls the Agent within the meaning of Section 15 or
Section 20(a) of the Exchange Act (the Agent and each person being indemnified hereinafter called an "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which an Indemnified Party may become subject, under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise; (ii) to reimburse promptly such Indemnified Party for reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating any claims or preparing for or defending any actions, commenced or threatened, whether or not resulting in any liability; and (iii) to reimburse promptly such Indemnified Party for any amount paid in settlement of any claim or action, commenced or threatened, if such settlement is effected with the written consent of the Company; insofar as such losses, claims, damages, liabilities, expenses, actions or settlements, referred to above, arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, Prospectus or any amendments or supplements thereto, or in any application filed under any Blue Sky Law, or in any other document, advertisement, oral statement or communication ("Sales Information") prepared, made or executed by the Company in connection with or in contemplation of the transactions contemplated by this Agreement, or in the information furnished or otherwise made available to the Agent by the Company, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement, Prospectus or Sales Information or other documentation distributed in connection with the Offering or are based on any oral misstatements made by the Company or its agents, or arise out of any action or omission to act by the Company, its officers, directors, employees or agents, which action is willful or negligent. The Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto or in any Blue Sky Application in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Agent specifically for use therein. The Company will not, however, be responsible for claims, liabilities, losses, damages or expenses to the extent they result primarily from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's negligence. In the event that the Company advances any amounts alleged to be due under this Section 12(a) to the Indemnified Party and it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, then the Indemnified Party shall repay, without interest, any amounts so advanced to the Company, as the case may be. The indemnification obligations of the Company as provided above are in addition to any liabilities the Company may have under other agreements, under common law or otherwise. The obligation of indemnity provided for hereunder is effective immediately in respect of all events prior to or after the date hereof and shall survive any expiration, termination or other cessation of this Agreement.

                  (b) The Agent agrees (i) to indemnify and hold harmless the Company, each of its directors and officers and each person who controls the Company within the meaning of the Act (the Company and each person being indemnified hereinafter called an "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which an Indemnified Party may become subject, under the Act, the Exchange Act, or other federal or state statutory law or regulations, at common law or otherwise; (ii) to reimburse promptly such Indemnified Party for reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating any claims or preparing for or defending any actions, commenced or threatened, whether or not resulting in any liability; and (iii) to reimburse promptly such Indemnified Party for any amount paid in settlement of any claims or actions, commenced or threatened, if such settlement is effected with the written consent of the Agent; insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any Blue Sky Application, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any action or omission to act by the Agent, its officers, directors, employees or agents, which action is willful or negligent, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or in any Blue Sky Application, in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof. The Agent will not, however, be responsible for claims, liabilities, losses, damages or expenses to the extent they result primarily from actions taken or omitted to be taken by the Company in bad faith or from the Company's negligence. In the event that the Agent advances any amounts alleged to be due under this Section 12(b) to an Indemnified Party and it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, then the Indemnified Party shall repay, without interest, any amounts so advanced to the Agent. The indemnification obligations of the Agent as provided above are in addition to any liabilities the Agent may have under other agreements, under common law or otherwise. The obligation of indemnity provided for hereunder is effective immediately in respect of all events prior to or after the date hereof and shall survive any expiration, termination or other cessation of this Agreement.

                  (c) Promptly after receipt by an Indemnified Party under this Section of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof. In no case shall an indemnifying party be liable under this Agreement with respect to any loss, claim, damage, liability, expense, action or settlement unless the indemnifying party shall have been notified in writing by the Indemnified Party seeking indemnification, of the assertion or filing of the claim or action giving rise to such loss, claim, damage, liability, expense, action or settlement promptly after such Indemnified Party shall have been advised of, or otherwise shall have received information as to, the assertion or filing of such claim or action. In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it or he may wish, jointly with all other Indemnifying Parties, similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded, based upon advice of its counsel, that there may be legal defenses available to it or he and/or any other Indemnified Party which are different from or additional to those available to the indemnifying party, the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party. Upon receipt of notice from the indemnifying party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with defense thereof unless:

                           (i) the Indemnified Party shall have employed such
counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel);

                           (ii) the indemnifying party shall not have employed
counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice or commencement of the action; or

                           (iii) the indemnifying party has authorized the
employment of counsel at the expense of the indemnifying party.

                  (d) If the indemnification provided for in this Section is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such Indemnified Party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities:

                           (i) in such proportion as is appropriate to reflect
the relative benefits received by the Company and the Agent from the offering of the Shares; or

                           (ii) if the allocation provided by clause (i) above
is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Agent in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

         The respective relative benefits received by the Company and the Agent shall be deemed to be in such proportion so that the Agent is responsible for the portion of the losses, claims, damages or liabilities represented by the percentage that the per share fee to be paid to the Agent in connection with the solicitation of subscriptions described in Section 3 hereof bears to the actual Purchase Price per share of the Shares, and Company and its officers and directors and controlling persons, in the aggregate, jointly and severally are responsible for the remaining portion. The relative fault of the Company and the Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth in paragraph (d) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

         The Company and the Agent agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata or per capita allocation or by any other method or allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         Section 13. Effective Date. This Agreement shall become effective
__________________.

         Section 14. Termination. Without limiting the right to terminate this Agreement pursuant to any other provision hereof:

                  (a) This Agreement may be terminated by the Agent or the Company prior to the Closing Date if, in the Agent's reasonable judgment:

                           (i) additional material governmental restrictions,
not enforce and effect on the date hereof, shall have been imposed upon trading in securities general or a suspension or limitation in trading in securities generally has occurred on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the NASDAQ System, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the SEC or any other governmental authority; or the engagement or continued engagement by the United States in major hostilities or the declaration of a national emergency or war or a material decline in the price of equity or debt securities if the effect of such hostilities, national emergency or war or decline, in the Agent's judgment, make it impracticable or inadvisable to proceed with the Offering or the delivery of shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus;

                           (ii) any event shall have occurred or shall exist
which makes untrue or incorrect in any material respect any statement or information contained in the Registration Statement or the Prospectus or which is not reflected in the Registration statement or the Prospectus but should be reflected therein in order to make the statements or information contained therein not misleading in any material respect (unless the Registration Statement or the Prospectus, as appropriate, is amended or supplemented appropriately in a timely manner);

                           (iii) the Company or Allied shall have sustained a
loss by fire, flood, accident or other calamity which is material to the property, business or financial condition of the Company or Allied whether or not such loss shall have been insured, or there shall have been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the business, condition or prospects of the Company or Allied whether or not arising in the ordinary course of business, or in the market for the securities of the Company, which shall render it inadvisable to proceed with the delivery of the Shares.

                  (b) This Agreement may be terminated by a party upon written notice to the other party at any time at or prior to the Closing Date if any of the Conditions specified in Section 11 hereby shall not have been fulfilled when and as required by this Agreement or if the services to be performed by the Agent have not been completed by December 31, 1999.

         Any termination pursuant to this Section 14 shall be without liability on the part of the Agent to the Company or on the part of the Company to the Agent (except for the expenses to be paid or reimbursed by the Company pursuant to Section 3 or Section 10 hereof and except as to indemnification to the extent provided in Section 12 hereof).

         In the event that the Offering is not consummated for any reason, including, but not limited to, the termination of this Agreement or the inability of the Company to sell the Shares during the Offering, this Agreement shall terminate and the Company shall refund to any persons who have subscribed for any of the Shares the full amount which it may have received from them, together with interest at the rate stated in the Prospectus. Upon termination of this Agreement, neither party shall have any other obligation to the other except as otherwise provided for pursuant to Sections 3, 10 and 12 hereof and as provided in Section 25.

         Section 15. Representation and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and its directors and officers, and of the Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agent or the Company or any of their respective partners, officers, agents or directors or any controlling person, as the case may be, and will survive delivery of any payment for the Shares sold hereunder.

         Section 16. Notice. All communications hereunder will be in writing and, if sent to the Agent will be mailed, delivered or telegraphed and confirmed to the Agent c/o Choice Investments, Inc., 5900 Balcones Drive, Suite 110, Austin, Texas 78731, with a copy to Jack W. Ledbetter & Associates, 3563 Far West Boulevard, Suite 107, Austin, Texas 78731; if sent to the

Company will be mailed, delivered or telegraphed and confirmed to the Company at 6110 Pinemont, Houston, Texas 77092, with a copy to Mr. Jack A. Selman, Selman & Munson, P.C., 111 Congress Avenue, Suite 1000, Austin, Texas 78701.

         Section 17. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives and assigns, and to the benefit of the officers and directors and controlling persons referred to in Section 12, and no other person will have any right or obligation hereunder. The term "successors" shall not include any purchaser of the Shares merely by reason of such purchase.

         Section 18. Partial Unenforceability. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

         Section 19. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

         Section 20. Entire Agreement. This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

         Section 21. Headings. Headings on the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 22. Delivery by Telecopier. This Agreement shall become effective upon execution and delivery hereof by all the parties hereto; delivery of this Agreement may be made by telecopier to the parties with original copies promptly to follow by overnight courier.

         Section 23. Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

         Section 24. Attorneys Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

         Section 25. Exhibits. Each and all of the Exhibits referred to herein and attached hereto are hereby incorporated into this Agreement for all purposes as fully as if set forth herein. The Exhibits include Exhibits "A" through "C."

         Section 26. Arbitration. Any controversy or claim arising out of this letter of intent or the Agency Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The place for such arbitration shall be in Houston, Texas. The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties pending arbitration. Further, the arbitrator(s) shall have power to enter such orders by way of interim award, and they shall be enforceable in court.

         If the foregoing is in accordance with the Agent's understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement between the Company and the Agent, all in accordance with its terms.


                                             Very truly yours,

                                             ALLQUEST.COM CORPORATION



                                             By:
                                                --------------------------------
                                                Jim C. Hodge, President


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

CHOICE INVESTMENTS, INC.
("Agent")

By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

                                   EXHIBIT "A"


                  Up to 1,400,000 Shares (Anticipated Maximum)
                           (Par Value $0.01 Per Share)


                           SELECTED DEALERS' AGREEMENT

                                                         _________________, 1999


Gentlemen:

         We have agreed to assist ALLQUEST.com Corporation (the "Company"), in connection with the offer and sale of up to 1,400,000 shares of the Company's common stock (the "Offering"), par value $0.01 per share (the "Stock"). The maximum number of shares of Stock to be offered is 1,400,000; the minimum number of shares of Stock to be offered is 1,000,000 shares. The price per share has been fixed at $6.00. The Stock, the number of shares to be issued and certain of the terms on which they are being offered are more fully described in the enclosed Prospectus dated ___________, 1999 (the "Prospectus").

         We are offering the selected dealers (of which you are one) the opportunity to participate in the solicitation of offers to buy the Stock, and we will pay you a fee in the amount of ___% of the dollar amount of the Stock sold on behalf of the Company by you, as evidenced by the authorized designation of your firm on the order form or forms for such Stock accompanying the funds transmitted for payment therefor to the special account established by the Company for the purpose of holding such funds. It is understood, of course, that payment of your fee will be made only out of compensation received by us for the Stock sold on behalf of the Company by you, as evidenced in accordance with the preceding sentence. As soon as practicable after the closing date of the Offering, we will remit to you, out of our compensation as provided above, the fees to which you are entitled hereunder.

         Each order form for the purchase of Stock must set forth the identity and address of each person to whom the certificates for such Stock should be issued and delivered. Such order form should clearly identify your firm. You shall instruct any subscriber who elects to send his order form to you to make any accompanying check payable to "ALLQUEST.com Corporation" to be deposited in a segregated account with the Company by noon of the next business day after receipt.

         This offer is made subject to the terms and conditions herein set forth and is made only to selected dealers who are (i) members in good standing of the National Association of Securities Dealers, Inc. ("NASD") who are to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation With Respect to Free-Riding and Withholding and

Section 24 of Article III of the NASD's Rules of Fair Practice, or (ii) foreign dealers not eligible for membership in the NASD who agree (A) not to sell any Stock within the United States, its territories or possessions or to person who are citizens thereof or resident therein, and (B) in making other sales to comply with the above-mentioned NASD Interpretation, Sections 8, 24 and 36 of the above-referenced Article III as it applies to non-member brokers or dealers in a foreign country.

         Orders for Stock will be strictly subject to confirmation and we, acting on behalf of the Company, reserve the right in our uncontrolled discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. Neither you nor any other person is authorized by the Company or by us to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Stock. No selected dealer is authorized to act as agent for us when soliciting offers to buy the Stock from the public or otherwise. No selected dealer shall engage in any stabilizing (as defined in Rule 10b-7 promulgated under the Securities Exchange Act of 1934) with respect to the Stock during the Offering.

         We and each selected dealer assisting in selling Stock pursuant hereto agree to comply with the applicable requirements of the Securities Exchange Act of 1934 and applicable state rules and regulations. In addition, we and each selected dealer confirm that the Securities and Exchange Commission interprets Rule 15c2-8 promulgated under the Securities Exchange Act of 1934 as requiring that a Prospectus be supplied to each person who is expected to receive a confirmation of sale 48 hours prior to delivery of such person's order form.

         We and each selected dealer further agree to the extent that our customers desire to pay for shares with funds held by or to be deposited with us, in accordance with the interpretation of the Securities and Exchange Commission of Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, either (a) upon receipt of an executed order form or direction to execute an order form on behalf of a customer, to forward the Offering price for the Stock ordered on or before twelve noon of the business day following receipt or execution of an order form by us to the Company for deposit in a segregated account, or (b) to solicit indications of interest in which event (i) we will subsequently contact any customer indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute the order form on the customer's behalf, (ii) we will mail acknowledgements of receipt of orders to each customer confirming interest on the business day following such confirmation, (iii) we will debit accounts of such customers on the fifth business day (the "debit date") following receipt of the confirmation referred to in (i), and (iv) we will forward completed order forms together with such funds to the Company on or before twelve noon on the next business day following the debit date for deposit in a segregated account. We and each selected dealer acknowledge that if the procedure in (b) is adopted, our customers' funds are not required to be in their accounts until the debit date.

         Unless earlier terminated by us, this Agreement shall terminate upon the closing date of the Offering. We may terminate this Agreement or any provisions hereof at any time by written or telegraphic notice to you. Of course, our obligations hereunder are subject to the successful completion of the Offering. In the event that the Offering is not consummated for any reason, including but not limited to the inability to sell at least 1,000,000 shares of the Common Stock during the Subscription and Offering (including any permitted extensions thereof), this Agreement shall terminate and any persons who have subscribed for any of the shares of Common Stock shall have refunded to them the full amount which has been received from such person, together with interest at the rate of _______, from the date payment is received as provided in the Prospectus.

         You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of shares of Stock sold on behalf of the Company by you under this Agreement.

         We shall have full authority to take such actions as we may deem advisable in respect of all matters pertaining to the Offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement.

         Upon application to us, we will inform you as to the states in which we believe the Stock has been qualified for sale under, or are exempt from the requirements of, the respective blue sky laws of such states, but we assume no responsibility or obligation as to your rights to sell Stock in any state.

         Additional copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

         Any notice from us to you shall be deemed to have been duly given if mailed, telephoned or telegraphed to you at the address to which this Agreement is mailed.

         This Agreement shall be construed in accordance with the laws of the State of Texas.

         Please confirm your agreement hereto by signing and returning the confirmation accompanying this letter at once to us at Choice Investments, Inc., 5900 Balcones Drive, Suite 100, Austin, Texas 78731. The enclosed copy will evidence the Agreement between us.


                                               CHOICE INVESTMENTS, INC.


                                               By:
                                                  --------------------------
                                               Name:
                                                    ------------------------
                                               Title:
                                                     -----------------------

                                                                      EXHIBIT B

                            CHOICE INVESTMENTS, INC.
                         5900 Balcones Drive, Suite 100
                              Austin, Texas 78731

Telephone: (512) 302-6075                          Telecopier: (512) 302-6093

                                January 6, 1999

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
10601 Grant Road, Suite 211
Houston, Texas 77070

Dear Jim:

We are making this proposal in connection with the intention of a newly organized holding company of Allied Mortgage Capital Corporation (collectively the "Corporation") to conduct a Public Offering to sell Common Stock in an amount anticipated to be approximately $5 Million in the minimum and $7 Million in the maximum (the "Offering").

This letter hereby confirms the interest of Choice investments, Inc. ("Choice") ("Underwriter") in acting as the Corporation's financial advisor and underwriter in connection with the Offering. For purposes of this letter, it is understood that employees of Choice will be actively involved in the Offering and that references to the Underwriter shall include employees of Choice. This letter sets forth selected terms of our engagement.

1. Offering. The Corporation proposes to offer through the Underwriter and/or an underwriting group selected by the Underwriter and approved by the Corporation approximately 500,000 to 700,000 shares of common stock ("Shares") at $10.00 per share. The Offering shall be on a "best efforts" basis. It is understood between the parties that there is no firm commitment by the Underwriters to purchase any or all shares.

2. Underwriter Services. The Underwriter will act as lead manager in the Offering, and in this regard, may form a syndicate of selected broker-dealers to assist in the Offering of the Common Stock. The decision to utilize selected broker-dealers will be made by the Corporation upon consultation with the Underwriter.

As the Corporation's financial advisor and underwriter, the Underwriter will provide the Corporation with a comprehensive program of services designed to promote an orderly, efficient and cost-effective distribution. The Underwriter will provide financial and logistical advice to the Corporation concerning the Offering and related issues.

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 2

The Underwriter further agrees to provide to the Corporation financial advisory assistance for a period of one year following completion of the Offering, including general advice on mergers and acquisitions and other related matters. Following this initial one-year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

3. Preparation of Offering Documents. The Corporation and its counsel will draft the Registration Statement and other materials to be used in connection with the Public Offering. The Underwriter will attend meetings to review these documents and assist your counsel with their preparation. The Registration Statement will be in a form satisfactory to each of us and our respective counsel.

4. Due Diligence Review. Prior to the filing of the Registration Statement or any other documents naming the Underwriter as the Corporation's financial advisor and underwriter, the Underwriter and its representatives will undertake substantial investigations to learn about the Corporation's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Corporation's Registration Statement. All corporate proceedings undertaken by the Corporation and other legal matters which relate to the public offering and other related transactions shall be reasonably satisfactory in all material respects to counsel for the Underwriter. The Registration Statement and all amendments thereto shall be approved by counsel to the Underwriter prior to filing with the SEC.

The Corporation agrees that they will make available to the Underwriter all relevant information, whether or not publicly available, which the Underwriter reasonably requests, and will permit the Underwriter to discuss personnel and the operations and prospects of the Corporation with management. Included within the documents which will be timely made available are at least all Articles of Incorporation and Amendments, By-Laws and Amendments, Minutes of all the Corporation's Incorporators, Directors and Shareholders Meetings, all financial statements, correct copies of any material contracts, leases, and agreements, to which the Corporation is a party and a description of the Use of Proceeds. The Corporation will furnish Underwriter at the earliest practicable date a business plan acceptable to Underwriter, showing projected cash flow (or deficiencies) and reconciled to the proposed Use of Proceeds. In addition, the Corporation will provide the Underwriter with unaudited monthly financial data concerning the Corporation from now until termination of the offering. The Underwriter will treat all material non-public information as confidential. The Corporation acknowledges that the Underwriter will rely upon the accuracy and completeness of all information received from the Corporation, its officers, directors, employees, agents and representatives, accountants and counsel.

The Underwriter shall furnish, as soon as practicable, to the Corporation such information regarding the Underwriter as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance with state and federal securities laws.

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 3

5. Properties, Capital Structure, Dilution, Employee Benefit Plans. The properties owned or held under option by the Corporation, the capital structure of the Corporation immediately preceding the Offering, the contemplated dilution to the public investor, and the Corporation's business plan shall be acceptable to the Underwriter. Shares underlying any options and warrants outstanding, shall be deemed outstanding for this purpose. Any employee (including officers and/or directors) incentive plan (including royalty plan), of whatever nature, presently contemplated, shall be fully disclosed to the Underwriter and subject to the approval of the Underwriter.

6. Regulatory Filings. With respect to the Offering, upon satisfactory completion of the Underwriter's due diligence review, the Corporation will cause a Registration Statement with respect to the Offering to be filed with the Securities and Exchange Commission ("SEC") and such state securities commissioners as may be determined by the Corporation. No filings naming the Underwriter will be made without the prior consent of the Underwriter. Copies of all comment letters from the Securities Exchange Commission and any other applicable regulatory authorities shall also immediately be supplied to the Underwriter and its counsel and all Amendments to the Registration Statement shall be submitted to the Underwriter and its counsel for review prior to the time they are filed with the SEC or any other regulatory authority.

7. Blue-Sky Laws. It is understood and agreed between the Corporation and the Underwriter that it shall be the obligation of the Corporation to qualify the sale of the Corporation's common stock in such states as may be reasonably agreed to by the Corporation and the Underwriter. Counsel to the Corporation shall be responsible for state qualification work and issuing a blue-sky memorandum.

8. Agency or Underwriting Agreement. The specific terms of the Offering and any broker-assisted sales services contemplated in this letter shall be set forth in an Agency or Underwriting Agreement between the Underwriter and the Corporation to be executed prior to commencement of the Offering. Sales of Common Stock in the Offering will be contingent upon, among other things, the absence of material adverse developments and the completion of the Offering. The Agency or Underwriting Agreement and any Selected Dealer Agreement shall be prepared by counsel for the Underwriter, and such counsel shall make all required filings with the National Association of Securities Dealers, Inc. The Corporation, its officers and directors will agree not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any Common Stock for at least
180 days after the public offering without first obtaining the Underwriter's written consent, other than pursuant to the Corporation's Stock Option Plan and other benefit plans or applicable disclosure in the offering document.

9. Representations, Warranties and Covenants. The Underwriting Agreement will provide for customary representations, warranties and covenants by the Corporation, including, without limitation, with respect to indemnification and contribution by the Corporation. This will be consistent with the indemnification set forth in Section 13 herein.

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 4

10. Fees. For the services hereunder, the Corporation shall pay the following fees to the Underwriter at closing unless stated otherwise:

         (a) A non-refundable initial financial advisory fee of $25,000 payable in 2 installments upon execution of this letter agreement

         (b) A commission equal to 6% of the aggregate Actual Purchase Price of the securities sold in the Offering (including those sold by the Sales Team). In the event that a syndicate of selected broker-dealers are used to assist in the Offering, the Underwriter will allocate to such selected broker-dealers who assist in the Public Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected through selected broker-dealers other than the Underwriter shall be transmitted by the Underwriter to such selected broker-dealer. The decision to utilize selected broker-dealers will be made by the Corporation with consent of the Underwriter.

11. Warrants. Subject to the sale of a maximum offering as agreed by the Corporation and the Underwriter, the Corporation agrees to sell to the Underwriter warrants to purchase common stock ("Warrants") up to 10% of the total number of shares sold as part of the Offering (50,000 to 70,000 shares). The purchase price for the Warrants shall be $.01 (one cent) for each Warrant. The Warrants shall be non-exercisable for a period of 12 months following the date of the definitive Prospectus; Provided, if the Corporation plans to merge, reorganize or take any other action that would terminate the Warrants, the Warrants will be exercisable immediately prior to such action. Also the Warrants will contain proportionate adjustment provisions for splits, dividends, recapitalizations, distributions and the like. The Warrants will be exercisable for a period of four years, such period to begin 12 months after the date of the definitive Prospectus used in this Offering and if the Warrants are not exercised during this term, they shall by their terms automatically expire. The exercise price shall be 120% of the per share offering price in the Offering. The Corporation will set aside and at all times have available a sufficient number of shares of its Common Stock to be issued upon the exercise of the Warrants to be sold to the Underwriter. The Warrants will not be transferable to anyone, for a period of twelve (12) months after the date of the definitive Prospectus, except to officers of the Underwriter.

12. Expenses. The Corporation will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Corporation's accountants, attorneys, transfer agent and registrar, printing, mailing and marketing expenses associated with the Offering; the fees set forth in Section 10; and fees for "Blue Sky" legal work. Additionally, the Underwriter shall also be entitled to reimbursement by the Corporation for its reasonable expenses, including legal fees and expenses of its legal counsel, provided however, in the event the Corporation terminates the Offering for any reason except based on a breach of the Underwriter's obligations hereunder the Corporation will

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 5

reimburse the Underwriter for its reasonable expenses including legal fees up to $25,000.00 and incidental expenses not to exceed $10,000.00 unless the parties agree otherwise.

13. Indemnification.

         (a) In connection with the Underwriter's engagement (which engagement may have commenced prior to the date hereof), the Corporation agrees to indemnify and hold harmless the Underwriter, the Sales Team and their affiliates and the respective directors, officers, employees, agents and partners of the Underwriter and its affiliates, and each other person controlling the Underwriter or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (collectively, "Underwriter Indemnified Parties") to the full extent lawful, from and against all losses, claims, damages or liabilities resulting from any legal action, investigation or other proceeding to which any Underwriter Indemnified Party may become subject as a result of or arising out of this engagement and will reimburse any Underwriter Indemnified Party for all reasonable expenses (including reasonable counsel fees) incurred by such Underwriter Indemnified Party in connection with investigating, defending or settling any such matter or enforcing any rights hereunder. Notwithstanding the foregoing, the Corporation shall not be liable to an Underwriter Indemnified Party in respect of any loss, claim, damage, liability or expense to the extent the same is determined, in a final judgment by a court of competent jurisdiction, to have resulted from the gross negligence or bad faith of such Underwriter Indemnified Party. The Corporation also agrees that neither the Underwriter, the Sales Team nor any of their affiliates, nor officer, director, employee or agent of the Underwriter or any of its affiliates, nor any person controlling the Underwriter or any of its affiliates, shall have any liability to the Corporation for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Corporation that is finally judicially determined to have resulted primarily from the Underwriter's gross negligence or bad faith. Notwithstanding the foregoing, the Underwriter shall not be required to indemnify or reimburse the Corporation for expenses hereunder in an amount in the aggregate, in excess of any fees paid pursuant to Section 10 above. The foregoing shall be in addition to any rights that the Underwriter or any Underwriter Indemnified Party may have at common law or otherwise.

         (b) Upon receipt of notice of any claim or the commencement of any such action with respect to which indemnity is to be sought, an Indemnified Party shall notify the indemnifying party of such claim or the commencement of such action. Such Indemnified Party shall have the right to employ counsel reasonably acceptable to the Corporation to defend such claim or action.

         (c) If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as contemplated herein then the Corporation shall contribute to the amount payable by the Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation and its affiliates, on the one hand, and the Underwriter and the Indemnified Party on the other hand, but also the relative fault of the Corporation and its affiliates and the Underwriter or any Indemnified Party, as the case may be, as well as any other relevant equitable considerations,

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 6


provided, however, that in no event shall the Underwriter be required to contribute any amount in excess of any fees paid to it pursuant to Section 10 above.

         (d) The reimbursement, indemnity and contribution by the Corporation or Underwriter hereunder shall be in addition to any liability which any party may otherwise have, and shall be binding upon and accrue to the benefit of any successors, assigns, heirs and personal representatives of the Corporation, and any Indemnified Party. The foregoing provisions relating to reimbursement, indemnification and contribution shall survive any termination of the Underwriter's engagement under this letter.

14. Conditions. The Underwriter's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in the Underwriter's opinion, which opinion shall have been formed in good faith by the Underwriter after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents; (b) no material adverse change in the condition or operations of the Corporation subsequent to the Underwriter's due diligence review; (c) no market conditions at the time of Offering which in the Underwriter's opinion make the sale of the Common Stock by the Corporation inadvisable and (d) the agreement between the Corporation and the Underwriter as to the offering terms.

15. Benefit. No Party to this letter agreement may assign its duties and obligations hereunder without the prior written consent of the other parties. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns and to the parties indemnified hereunder and their successors and assigns, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors and assigns.

16. Termination. This Agreement may be terminated in writing by either party hereto without any obligation other than for the payment of any fees specifically set forth herein. If terminated, all fees paid previously will be deemed to have been earned when paid. This letter reflects the Underwriter's present intention of proceeding to work with the Corporation on its proposed Offering. It does not constitute an agreement to underwrite securities or to serve as sale or marketing agent to the Corporation, or to perform any other service, nor is it an agreement to enter into any such agreement or a representation that market conditions will support an offering of the Corporation's securities. It also does not constitute a commitment on the part of the Corporation or the Underwriter except as to the payment of certain fees as set forth in Section 10, the assumption of expenses as set forth in Section 12 and indemnification as set forth in Section 13, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by the Underwriter pursuant to this engagement is rendered for use solely by the management of the Corporation and its agents in connection with the Offering. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent. The

Mr. Jim Hodge
President
Allied Mortgage Capital Corporation
January 6, 1999
Page 7

Underwriter acknowledges that in offering the Corporation's securities, no person will be authorized to give any information or to make any representation not contained in the Prospectus and related offering materials filed as part of the Registration Statement to be declared effective in connection with the Offering. Accordingly, the Underwriter agrees that in connection with the Offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

17. In case of a dispute under this agreement, it shall be governed by the law of the State of Texas. Any claims or disputes, arising out of this agreement, shall be heard by a court of competent jurisdiction within the State of Texas.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned with a check in the amount of $15,000 payable to Choice Investments, Inc.


                                           Sincerely,

                                           CHOICE INVESTMENTS, INC.

                                           By: /s/ [ILLEGIBLE]
                                              -----------------------------

                                              -----------------------------
                                           Its: President

Agreed to:

ALLIED MORTGAGE CAPITAL CORPORATION

By: /s/ JIM HODGE
   -------------------------

   -------------------------
Its: President
Date:
     -----------------------

                                   EXHIBIT "C"
                                 Form of Opinion
                                (to be attached)